Exhibit 99.1

Marathon Oil Corporation Announces Pricing of Offering of $1 Billion of Senior Notes Due 2027
Reduces gross debt and interest expense while extending maturity schedule

HOUSTON, July 13, 2017 - Marathon Oil Corporation (NYSE: MRO) announced today that it has priced an offering of $1 billion of 4.400 percent Senior Notes that will mature on July 15, 2027, pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission. The price to the public for the 2027 Notes is 99.634 percent of the principal amount.

The Company intends to use the net proceeds from the offering plus existing cash on hand to redeem the following Senior Notes:

•	$682 million 6.0% Notes Due in 2017

•	$854 million 5.9% Notes Due in 2018

•	$228 million 7.5% Notes Due in 2019

The offering and redemption of the Senior Notes will result in a reduction in total gross debt of approximately $750 million and generate annual cash interest savings of approximately $60 million. Subsequently, the Company’s next maturity will occur in 2020.

Concurrent with the offering of 2027 Notes, the Company terminated a notional amount of $750 million in interest rate hedges related to the offering for an estimated gain of $54 million, lowering the estimated all-in yield (after giving effect to underwriting fees and interest rate hedge settlements) to 3.862 percent.

The Company recently extended the maturity of its undrawn revolving credit facility by one year to 2021, and upsized the credit facility from $3.3 billion to $3.4 billion.

Additionally, the Company expects to receive the remaining proceeds of approximately $750 million from the sale of its Canadian subsidiary in first quarter 2018.

The offering is expected to close on July 24, 2017, subject to customary closing conditions. It is being underwritten by J.P. Morgan Securities LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., SG Americas Securities, LLC and TD Securities (USA) LLC as Joint Book-Running Managers. The offering is being made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention:

Investment Grade Syndicate Desk (or telephone collect at 1-212-834-4533) or from Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (or call toll-free at 1-800-831-9146). An electronic copy of the prospectus supplement will be available on the website of the Securities and Exchange Commission at www.sec.gov.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including statements regarding the completion of the proposed offering and use of proceeds thereof, as well as financial liquidity, are forward-looking statements. While the Company believes that its assumptions concerning future events are reasonable, a number of factors could cause results to differ materially including the risk factors, forward-looking statements and challenges and uncertainties described in the Company's 2016 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other public filings and press releases, available at www.marathonoil.com. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Media Relations Contact
Lee Warren: 713-296-4103

Investor Relations Contact
Zach Dailey: 713-296-4140

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to this offering and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies may be obtained from:
Marathon Oil Corporation
5555 San Felipe Street
Houston, Texas 77056-2723
Attention: Corporate Secretary